Jamba, Inc. Announces Fourth Quarter 2012 and Fiscal Year 2012 Financial Results

Jamba Reports First Fiscal Year of Net Income since Becoming a Public Company

Comparable Store Sales Growth for Second Consecutive Year – 5.1% Company and System-Wide in Fiscal Year 2012

Number of International Stores Increases by 16 in Fiscal Year 2012

EMERYVILLE, Calif., March 5, 2013 --Jamba, Inc. (NASDAQ:JMBA) today reported unaudited financial results for the fourth quarter and fiscal year ended January 1, 2013.

For the year, Jamba delivered on all its targets and strategic objectives for strengthening the business model, recording its first year of net income since becoming a public company with an $8.6 million swing in year over year profitability and a second consecutive year of comparable store sales gains for Company-owned stores, attaining 5.1% in fiscal year 2012. Along with the core Jamba business, three key areas showed solid gains in becoming growth drivers for the future – Jamba branded consumer products, the JambaGO express business and international expansion.

For the quarter, Jamba recorded a system-wide comparable store sales increase and significant revenue growth for the portfolio of Jamba-branded CPG products. In addition, Jamba opened 23 franchise-operated stores in the U.S. and international markets and announced plans for adding up to 125 stores in California over the next several years.

“Jamba achieved significant growth and record accomplishments in fiscal 2012 and we look forward to the momentum continuing in 2013. Our annual net income, Jamba’s first since the Company became public, signals that we have a business model designed for accelerated, sustained profitable growth. Our new BLEND Plan 3.0, introduced earlier this year, will broaden and strengthen our efforts to become a globally recognized $1 billion globally recognized, healthy active lifestyle brand by 2015,” said James D. White, chairman, president and CEO of Jamba, Inc.

“We expect our growth will come on several fronts including our core business that will have an innovative, extended beverage and food portfolio across all day parts; an expanded retail footprint with new concepts, formats and markets; increased growth for Jamba-branded CPG products; and global expansion for both retail stores and CPG products,” Mr. White said. “And we will continue to relentlessly pursue new ways to reduce costs, increase engagement throughout our organization and drive productivity.”

Highlights for the 52 weeks ended January 1, 2013, compared to the 53 weeks ended January 3, 2012:

•	Net income was $0.3 million compared to a net loss of $(8.3) million for the prior year. It marks the first time Jamba has recorded annual net income since becoming a public company.
•	Company-owned comparable store sales(1) increased 5.1% for the year compared to the prior year, reflecting a second consecutive fiscal year comparable store sales growth.
•	Both system-wide and franchise-operated comparable store sales(1) increased 5.1% for the year compared to the prior year.
•	Total revenue for the year increased 1.0% to $228.8 million from $226.4 million for the prior year, primarily due to the 5.1% increase in Company-owned comparable store sales(1), an increase in franchise revenues and increased CPG branded product revenues, partially offset by customer value-price promotions and the approximately $3.6 million effect of 52 weeks in fiscal 2012 compared to 53 weeks in fiscal 2011.
•	Jamba’s non-GAAP adjusted operating profit(2) increased $7.3 million to $52.4 million for fiscal 2012, reflecting Company-owned store comparable sales growth and the impact of ongoing cost savings initiatives. Non-GAAP adjusted operating profit margin(2) increased by 300 basis points to 22.9% for fiscal 2012 compared to the prior year.
•	General and administrative expenses were $40.8 million for the year compared to $37.8 million for the prior year. On a non-GAAP adjusted basis, general and administrative expenses for the year were $32.2 million compared to $32.1 for the prior year. (3)
•	29 new franchise-operated stores opened in the U.S., net, during the year.
•	Jamba’s international franchise operators opened 16 stores, net, during the year.

Highlights for the 13 weeks ended January 1, 2013, compared to the 13 weeks ended January 3, 2012:

•	Net loss was $(6.9) million compared to a net loss of $(9.8) million for the prior year period.
•	System-wide comparable store sales(1) increased 0.6% for the quarter compared to the prior year period. Franchise-operated comparable store sales(1) increased 2.3% for the quarter compared to the prior year period. Company-owned comparable store sales(1) decreased 1.2% for the quarter compared to the prior year period.
•	Total revenue for the fourth quarter was essentially flat at $44.2 million compared to the $44.3 million in the prior year period, primarily due to increased franchise revenues related to the increase in franchise-operated comparable store sales(1) and the opening of an additional 45 domestic and international franchise-operated stores, net, from the prior year offsetting the decrease in Company-owned store sales(1).
•	Jamba’s non-GAAP adjusted operating profit(2) increased $0.2 million to $5.6 million from prior year period, reflecting increased franchise revenues related to franchise-operated comparable store sales growth and the addition of 45 domestic and international franchise-operated stores, net, from the prior year and the impact of the ongoing cost savings initiatives. Non-GAAP adjusted operating profit margin(2) also increased by 50 basis points from the prior year period.
•	General and administrative expenses for the quarter decreased $0.3 million to $11.6 million from $11.9 million for the prior year period. On a non-GAAP adjusted basis, general and administrative expenses for the quarter were $8.3 million compared to $8.4 million for the prior year period. (3)
•	19 new franchise-operated stores opened in the U.S., net, during the quarter. Jamba announced plans for new stores in 100 trade areas and 25 mall locations throughout California to be opened by the Company and franchisees. Jamba’s international franchisees opened two stores, net, during the quarter.

Results for Fiscal Year 2012

Revenue

For the fiscal year ended January 1, 2013, total revenue increased 1.0% to $228.8 million from $226.4 million in the prior year. The increase is primarily due to the 5.1% increase in Company-owned comparable store sales(1) and increased CPG revenues, partially offset by $6.8 million increase in customer value-price promotions and the approximately $3.6 million effect of 52 weeks in fiscal 2012 compared to 53 weeks in fiscal 2011. The increase in Company-owned comparable store sales(1) of 5.1% was driven primarily by an increase in transaction count of 250 basis points and an average check increase of 260 basis points. During fiscal year ended January 1, 2013, franchise-operated comparable store sales(1) increased 5.1%. Franchise and other revenue increased 17.8% to $13.7 million from $11.6 million in the prior year. Jamba’s CPG revenue was $2.1 million in fiscal 2012, compared to $1.1 million in the prior year.

Non-GAAP Adjusted Operating Profit(2) and Non-GAAP Adjusted Operating Profit Margin(2)

Jamba’s non-GAAP adjusted operating profit(2) increased $7.3 million to $52.4 million for fiscal 2012, reflecting Company-owned store comparable sales growth and the impact of the Company’s cost savings initiatives. Non-GAAP adjusted operating profit margin(2) increased by 300 basis points to 22.9% for fiscal 2012 as compared to the prior year, primarily as a result of improved leverage of its fixed costs resulting from the positive Company-owned comparable store sales increase.

General and Administrative (G&A) Expense

The general and administrative expense increase of $3.0 million from the prior year primarily resulted from the grant of increased amounts of performance and stock based compensation and the Company’s accelerated investments in growth initiatives during fiscal 2012, including JambaGO, the Talbott Teas business and research on development concepts. The increase was partially offset by the approximately $0.5 million effect of 52 weeks in fiscal 2012 compared to 53 weeks in fiscal 2011. On a non-GAAP adjusted basis(3), excluding these factors, G&A increased $0.1 million.

Fourth Quarter Fiscal 2012 Results

Revenue

For the fourth quarter ended January 1, 2013, total revenue was essentially flat at $44.2 million compared to the $44.3 million in the prior year period. The slight decrease in Company-owned comparable store sales(1) was offset by the increase in franchise revenues relating to the 2.3% increase in franchise-operated comparable store sales(1) and the opening of 45 additional domestic and international franchise-operated stores, net, from the prior year and a 200% increase in CPG revenue. Jamba’s CPG revenue was $0.8 million in the fourth quarter of 2012, compared to $0.3 million in the prior year period. Franchise and other revenue increased 24.5% to $3.4 million from $2.8 million in the prior year period. In the fourth quarter of 2012, the system-wide comparable store sales(1) increase of 0.6% was driven primarily by an increase in average check of 460 basis points, partially offset by a decrease in transaction count of 400 basis points.

Non-GAAP Adjusted Operating Profit(2) and Non-GAAP Adjusted Operating Profit Margin(2)

Jamba’s non-GAAP adjusted operating profit(2) increased $0.2 million to $5.6 million from the fourth quarter of 2011 reflecting increased franchise revenues relating to franchise-operated comparable store sales(1) growth and the addition of 45 domestic and international franchise-operated stores, net, from the prior year and impact of the Company’s cost savings initiatives. Non-GAAP adjusted operating profit margin(2) increased by 50 basis points to 12.7% for the fourth quarter of 2012 compared to 12.2% in the prior year period, primarily as a result of continuing improvement in store labor efficiencies.

General and Administrative (G&A) Expense

General and administrative expense decreased from $11.9 million to $11.6 million from the fourth quarter of fiscal 2011. The decrease primarily resulted from the decrease in performance-based compensation and litigation settlement and fees, partially offset by accelerated investment in growth initiatives during the fourth quarter of 2012. On a non-GAAP adjusted basis (3), excluding these factors, G&A decreased $0.2 million.

Retail Growth

As of January 1, 2013, system-wide, Jamba has 774 stores in the United States, of which 473 are franchise-operated stores and 301 are Company-owned. Franchise-operated stores include 14 Jamba Smoothie Stations™, the new limited menu express format. During the quarter, Jamba opened 20 new domestic franchise-operated stores, four traditional and 16 non-traditional, and three international store locations, two in the Philippines and one in South Korea. One new Company-owned store opened. As of January 1, 2013, there were 35 international store locations, all of which are franchise-operated. During the fourth quarter, the total number of JambaGO served locations increased to 404 from 35 in the prior year fourth quarter.

Change in the Fiscal Quarter

Effective for Fiscal 2012, which began on January 4, 2012, the Company changed the end of its fiscal quarters. Each quarter now has 13 weeks, resulting in a 12 period fiscal year. Prior to fiscal 2012, the first quarter had 16 weeks and the three subsequent quarters had 12 weeks. The Company’s year-end continues to be the Tuesday closest to December 31.

Liquidity

On January 1, 2013, the Company held $31.5 million in cash and cash equivalents compared to $19.6 million cash and cash equivalents at January 3, 2012. On January 1, 2013, the Company had a restricted cash balance of $0.2 million compared to $1.4 million at the end of fiscal 2011.

Outlook for 2013

The Company continues to expect to achieve the following results for fiscal 2013:

•	Deliver positive Company-owned comparable store sales(1) of 4%-6% and store-level margin of 20%;
•	Achieve income from operations of 2.5%-3.0% of revenue;
•	Deliver CPG revenue of $4 million - $5 million;
•	Develop 60-80 U.S. and international locations;
•	Add 1,000 JambaGO served locations.

Webcast and Conference Call Information

A conference call to review the fourth quarter and full year 2012 results will be held today, March 5, 2013 at 5:00 p.m. ET. The conference call can be accessed live over the phone by dialing (877) 941-4774 or for international callers by dialing (480) 629-9760. A replay will be available at 8:00 p.m. ET and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the pin number is 4602860. The replay will be available until March 26, 2013. The call can be accessed from the Company’s website at www.jambajuice.com under the Corporate Investor Relations section or directly at http://ir.jambajuice.com.

About Jamba, Inc.

Jamba, Inc., (the “Company”) owns and franchises Jamba Juice stores through its wholly-owned subsidiary, Jamba Juice Company. Jamba Juice Company is a leading restaurant retailer of better-for-you, specialty beverage and food offerings, which include great tasting, whole fruit smoothies, fresh squeezed juices and juice blends, hot coffee and teas, hot oatmeal, breakfast wraps, sandwiches and mini-wraps, California Flatbreads™, frozen yogurt, and a variety of baked goods and snacks. As of January 1, 2013, there were 809 store locations globally. There were 301 Company-owned and operated stores and 473 franchise-operated stores in the United States, and 35 international stores. Jamba Juice Company has expanded the Jamba brand by direct selling of consumer packaged goods (“CPG”) and licensing its trademark. CPG products for at-home enjoyment are also available online, through select retailers across the nation and in Jamba outlets in the United States.

Fans of Jamba Juice can find out more about Jamba Juice's locations as well as specific offerings and promotions by visiting the Jamba Juice website at www.JambaJuice.com or by contacting Jamba’s Guest Services team at 1-866-4R-FRUIT (473-7848).

Forward-Looking Statements

This press release (including information incorporated or deemed incorporated by reference herein) contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are those involving future events and future results that are based on current expectations, estimates, forecasts, and projections as well as the current beliefs and assumptions of the Company’s management. Words such as “outlook”, “guidance”, “believes”, “expects”, “appears”, “may”, “will”, “should”, “anticipates”, or the negative thereof or comparable terminology, are intended to identify such forward looking statements. Any statement that is not a historical fact, including the statements made under the caption “Outlook for 2013” and any other estimates, projections, future trends and the outcome of events that have not yet occurred, is a forward-looking statement.  Forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore actual results may differ materially and adversely from those expressed in any forward-looking statements.  Factors that might cause or contribute to such differences include, but are not limited to factors discussed under the section entitled “Risk Factors” in the Company’s reports filed with the SEC.  Many of such factors relate to events and circumstances that are beyond the Company’s control.  You should not place undue reliance on forward-looking statements. The Company does not assume any obligation to update the information contained in this press release.

Contact:

Investor Relations

Dara Dierks

ICR

203-682-8200

investors@jambajuice.com

Non-GAAP Financial Measures

The Company provides certain supplemental non-GAAP financial measures to its investors as a complement to the most comparable GAAP measures. The GAAP measure most directly comparable to non-GAAP adjusted operating profit is net income/loss. An explanation and reconciliation of this non-GAAP financial measure to GAAP information is set forth below.

The Company believes that providing these non-GAAP measures to its investors, in addition to corresponding GAAP income statement measures, provides investors the benefit of viewing the Company's performance using the same financial metrics that the management team uses in making many key decisions and understanding how the Company's core business operations may perform and may look in the future. The Company’s core business operations comprise Company-owned and franchise-operated stores and consumer packaged goods (CPG) operations. The Company believes its core business performance represents the Company's on-going performance in the ordinary course of its operations. Management excludes from the Company’s core business performance those items, such as impairment charges, income taxes, restructuring and severance programs and costs relating to specific major projects which are non-routine, expenses or income from certain legal actions, settlements and related costs, general and administrative expense, including non-cash compensation related to stock and options. Management does not believe these items, including non-cash items, are reflective of the Company's ongoing core operations and accordingly excludes those items from non-GAAP adjusted operating profit and non-GAAP adjusted operating profit margin. Additionally, each non-GAAP measure has historically been presented by the Company as a complement to its most comparable GAAP measure, and the Company believes that the continuation of this practice increases the consistency and comparability of the Company's earnings releases. The non-GAAP adjustments are discussed further below.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States of America. Non-GAAP measures should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies.

Footnotes

(1)	Comparable store sales are calculated using sales of Jamba Juice stores open at least one full fiscal year. Company-owned comparable store sales percentages are based on sales from Company-owned stores included in our store base. Franchise-operated comparable store sales percentages are based on sales from franchised stores, as reported by franchisees, which are included in our store base. System-wide sales percentages are based on sales by both Company-owned and franchise-operated stores, as reported by our franchisees, which are included in our store base. Company-owned stores that were sold in refranchising transactions are included in the stores base for each accounting period of the fiscal quarter to the extent the sale is consummated at least three days prior to the end of such accounting period, but only for the days such stores have been Company-owned. Thereafter, such stores are excluded from the store base until such stores have been franchise-operated for at least one full fiscal period, at which point such stores are included in the store base and compared to sales in the comparable period of the prior year. Comparable store sales exclude closed locations. Company-owned comparable store sales percentages as used herein, may not be equivalent to Company-owned comparable store sales as defined or used by other companies. Franchise-operated comparable store sales percentages and system-wide sales percentages as used herein are non-GAAP financial measures and should not be considered in isolation or as substitute for other measures of performance prepared in accordance with generally accepted accounting principles in the United States. Management reviews the increase or decrease in Company-owned comparable store sales, franchise-operated comparable store sales and system-wide sales compared with the same period in the prior year to assess business trends and make certain business decisions. The Company believes the data is useful in assessing the overall performance of the Jamba brand and, ultimately, the performance of the Company, the Company-owned stores, and the franchise-operated stores.

(2)	Non-GAAP adjusted operating profit is calculated as net income (loss) as determined in accordance with GAAP, excluding the items described below and as specifically identified in the non-GAAP reconciliation schedules set forth below. Non-GAAP adjusted operating profit margin is calculated as non-GAAP adjusted operating profit as a percentage of GAAP total revenue. The Company evaluates its performance using non-GAAP adjusted operating profit margin to assess the Company's historical and prospective operating financial performance, as well as its core operating performance relative to its competitors. Specifically, management uses these non-GAAP measures to further understand the Company's core business operating performance. The Company believes its core business operating performance represents the Company's on-going performance in the ordinary course of its core operations. Accordingly, the Company excludes from its core operating performance those items whose impact are not reflective of its core operations such as (a) interest income, (b) interest expense, (c) income taxes, (d) depreciation and amortization, (e) impairment of long-lived assets, (f) other operating, net, and (g) general and administrative expenses. The definition of adjusted operating profit margin is the same definition previously used by the Company to define operating profit margin in its 2012 guidance.

(3)

Non-GAAP adjusted G&A expense is calculated as G&A, as determined in accordance with GAAP, excluding the items described below and as specifically identified in the non-GAAP reconciliation schedules set forth below. The Company believes that G&A expense adjusted for non-routine items and performance compensation is a helpful indicator of the Company’s operating performance in that it shows the G&A expense without the impact of the non-routine items and performance compensation, the costs incurred for accelerated growth initiatives, charges for share-based compensation, the semi-annual performance-based compensation for achieving its strategic objectives, as well as the impact of one less week in the 52-week period ended January 1, 2013 and one additional week in the 53 week period ended January 3, 2012. Management does not believe these items are reflective of the Company’s ongoing performance and accordingly excludes those items from non-GAAP adjusted G&A expense.

JAMBA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	January 1,	January 3,
(Dollars in thousands, except share and per share amounts)	2013	2012

ASSETS
Current assets:
Cash and cash equivalents	$31,486	$19,607
Restricted cash	205	1,352
Receivables, net of allowances of $103 and $294	11,327	13,040
Inventories	3,143	2,228
Prepaid and refundable taxes	655	574
Prepaid rent	3,080	2,761
Prepaid expenses and other current assets	1,681	1,509
Total current assets	51,577	41,071

Property, fixtures and equipment, net	38,442	44,760
Goodwill	1,336	-
Trademarks and other intangible assets, net	1,412	1,130
Other long-term assets	846	1,332

Total assets	$93,613	$88,293

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$8,206	$4,155
Accrued compensation and benefits	7,566	6,566
Workers' compensation and health insurance reserves	1,087	1,092
Accrued jambacard liability	33,634	33,256
Other current liabilities	9,728	9,961
Total current liabilities	60,221	55,030

Deferred rent and other long-term liabilities	11,880	13,079

Total liabilities	72,101	68,109

Commitments and contingencies

Series B redeemable preferred stock, $.001 par value, 304,348 shares authorized; 72,889 and 168,389 shares issued and outstanding at January 1, 2013 and January 3, 2012, respectively.	$7,916	$17,880
Stockholders' equity:
Common stock, $.001 par value, 150,000,000 shares authorized; 77,408,909 and 67,280,485 shares issued and outstanding at January 1, 2013 and January 3, 2012, respectively.	78	68
Additional paid-in-capital	380,007	369,027
Accumulated deficit	(366,489)	(366,791)
Total stockholders' equity	13,596	2,304

Total liabilities and stockholders' equity	$93,613	$88,293

JAMBA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	13 Week	13 Week	52 Week	53 Week
	Period Ended	Period Ended	Period Ended	Period Ended
(Dollars in thousands except share and per share amounts)	January 1, 2013	January 3, 2012	January 1, 2013	January 3, 2012

Revenue:
Company Stores	$40,775	$41,563	$215,125	$214,837
Franchise and other revenue	3,441	2,763	13,664	11,597
Total revenue	44,216	44,326	228,789	226,434

Costs and operating expenses (income):
Cost of sales	9,711	9,675	50,215	49,503
Labor	14,073	14,729	63,086	67,868
Occupancy	7,376	7,385	29,473	31,092
Store operating	7,454	7,119	33,612	32,847
Depreciation and amortization	2,534	2,842	11,062	12,463
General and administrative	11,646	11,917	40,771	37,798
Impairment of long-lived assets	75	77	711	1,291
Other operating, net	(1,334)	393	(754)	1,896
Total costs and operating expenses	51,535	54,137	228,176	234,758

Income (loss) from operations	(7,319)	(9,811)	613	(8,324)

Other income (expense):

Interest income	-	33	61	159
Interest expense	(70)	(17)	(217)	(473)
Total other expense, net	(70)	16	(156)	(314)

Income (loss) before income taxes	(7,389)	(9,795)	457	(8,638)

Income tax (expense) benefit	479	(40)	(155)	340

Net income (loss)	(6,910)	(9,835)	302	(8,298)

Redeemable preferred stock dividends and deemed dividends	(105)	(477)	(2,181)	(2,331)

Net loss attributable to common stockholders	$(7,015)	$(10,312)	$(1,879)	$(10,629)

Weighted-average shares used in computation of loss per share:

Basic	77,372,081	67,190,892	70,699,438	66,310,654
Diluted	77,372,081	67,190,892	70,699,438	66,310,654

Loss per share:
Basic	$(0.09)	$(0.15)	$(0.03)	$(0.16)
Diluted	$(0.09)	$(0.15)	$(0.03)	$(0.16)

JAMBA, INC.

(Unaudited)

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted Operating Profit, Non-GAAP Adjusted Operating Profit Margin

	13 Week	13 Week	52 Week	53 Week
	Period Ended	Period Ended	Period Ended	Period Ended
(Dollars in thousands)	January 1, 2013	January 3, 2012	January 1, 2013	January 3, 2012

Net income (loss)	$(6,910)	$(9,835)	$302	$(8,298)
Interest income	-	(33)	(61)	(159)
Interest expense	70	17	217	473
Income tax (expense) benefit	(479)	40	155	(340)
Depreciation and amortization	2,534	2,842	11,062	12,463
Impairment of long-lived assets	75	77	711	1,291
Other operating, net	(1,334)	393	(754)	1,896
General and administrative	11,646	11,917	40,771	37,798
Non-GAAP Adjusted operating profit	$5,602	$5,418	$52,403	$45,124

Non-GAAP Adjusted operating profit margin

Total Revenue	$44,216	$44,326	$228,789	$226,434
Non-GAAP Adjusted operating profit margin	12.7%	12.2%	22.9%	19.9%

Reconciliation of GAAP General & Administrative (G&A) Expense to Non-GAAP General & Administrative Expense adjusted

	13 Week	13 Week	52 Week	53 Week
	Period Ended	Period Ended	Period Ended	Period Ended
(Dollars in thousands)	January 1, 2013	January 3, 2012	January 1, 2013	January 3, 2012

G&A expense	$11,646	$11,917	$40,771	$37,798
Adjustment for same weeks for each period ended	-	619	-	-
53rd week in fiscal 2011	-	(494)	-	(494)
Litigation settlement and related fees	-	(753)	-	(1,013)
Charges for accelerated growth initiatives	(586)	-	(2,301)	-
Share-based compensation	(662)	(452)	(2,091)	(1,285)
Performance-based compensation	(2,133)	(2,411)	(4,183)	(2,922)
Non-GAAP G&A expense adjusted	$8,265	$8,426	$32,196	$32,084

JAMBA, INC.

(Unaudited)

STORE COUNT

	NUMBER OF STORES
	COMPANY	FRANCHISE		TOTAL
		Domestic	International
52 week period ended January 1, 2013
At January 3, 2012	307	443	19	769
Opened	1	39	19	59
Closed	(6)	(10)	(3)	(19)
Refranchised	(1)	1	-	-
At January 1, 2013	301	473	35	809

53 week period ended January 3, 2012
At December 28, 2010	351	391	1	743
Opened	9	22	18	49
Closed	(11)	(12)	-	(23)
Refranchised	(42)	42	-	-
At January 3, 2012	307	443	19	769

COMPARABLE STORE SALES

	13 Week	13 Week	52 Week	53 Week
	Period Ended	Period Ended	Period Ended	Period Ended
	January 1, 2013	January 3, 2012	January 1, 2013	January 3, 2012

Percentage Change in Comparable store sales
Company stores	-1.2%	7.7%	5.1%	4.0%
Franchise stores	2.3%	4.0%	5.1%	3.4%
System-wide	0.6%	5.7%	5.1%	3.7%

Percentage Change in Comparable Company store sales
Traffic effect	-5.5%	4.1%	2.5%	-0.8%
Average check effect	4.3%	3.6%	2.6%	4.8%
Total Comparable Company store sales	-1.2%	7.7%	5.1%	4.0%